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                                                                    Exhibit 23.1


                       Consent of KPMG Peat Marwick LLP
                       --------------------------------


The Board of Directors
FMC Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-3 of FMC Corporation of our report dated January 20, 1998, relating to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of FMC Corporation, and to the reference to our firm under the heading "Experts" in the Prospectus.


                                          KPMG Peat Marwick LLP

Chicago, Illinois
July 15, 1998